FOR IMMEDIATE RELEASE

MEDIA CONTACT:	Joe Bass, 615-743-8219
FINANCIAL CONTACT:	Harold Carpenter, 615-744-3742
WEBSITE:	www.pnfp.com

PNFP REPORTS DILUTED EPS OF $1.76, ROAA OF 1.29% AND ROATCE OF 15.95% FOR 4Q2022
4Q22 annualized linked-quarter loans grew 19.2%, while deposits grew 15.1%

NASHVILLE, TN, Jan. 17, 2023 - Pinnacle Financial Partners, Inc. (Nasdaq/NGS: PNFP) reported net income per diluted common share of $1.76 for the quarter ended Dec. 31, 2022, compared to net income per diluted common share of $1.71 for the quarter ended Dec. 31, 2021, an increase of 2.9 percent. Net income per diluted common share was $7.17 for the year ended Dec. 31, 2022, compared to $6.75 for the year ended Dec. 31, 2021, an increase of 6.2 percent.
Paycheck Protection Program (PPP) net interest income for the three months ended Dec. 31, 2022 and 2021 was approximately $72,000 and $15.1 million, respectively. PPP net interest income for the years ended Dec. 31, 2022 and 2021 was $15.6 million and $81.4 million, respectively. PPP net interest income had minimal impact on diluted earnings per common share for the three months ended Dec. 31, 2022 and a $0.15 impact to diluted earnings per common share for the year ended Dec. 31, 2022, compared to impacts of $0.15 and $0.79 for the three months and year ended Dec. 31, 2021, respectively.
"Overall, I am very pleased with our operating performance in 2022," said M. Terry Turner, Pinnacle's president and chief executive officer. "Our core banking business continues to produce outsized growth as we capitalize on vulnerabilities at the larger banks. With a macro environment dominated by rapidly rising short-term interest rates and a very volatile yield curve, maintaining a fortress balance sheet became even more important. Throughout 2022, in addition to protecting tangible book value per common share our credit metrics remained strong and, though there are many economic uncertainties, we remain cautiously optimistic going into 2023. Additionally, even though the competitive pressures to maintain and grow deposits intensified, we were able to grow deposits by 11.7 percent during 2022, which, along with the excess liquidity we had on our balance sheet going into the year, allowed us to fund 24.0 percent loan growth for the year. Perhaps most importantly, we continue to win the war for talent having hired a record 147 revenue producers to our firm in 2022, compared to 119 in 2021. All in all, 2022 was a successful year.
"We believe the operating environment for banks in 2023 will also be challenging. The outlook for the macro environment in 2023 is uncertain at best. Nevertheless, we operate in some of the best banking markets in the country with an organic growth model that we believe further differentiates itself in times such as these. As we enter 2023, we will direct our efforts toward both strong profitability and earnings growth. Our senior leadership and associates are all in and stand ready to meet the challenges ahead."

BALANCE SHEET GROWTH:

Total assets at Dec. 31, 2022 were $42.0 billion, an increase of approximately $3.5 billion from Dec. 31, 2021, reflecting a year-over-year increase of 9.1 percent. A further analysis of select balance sheet trends follows:

	Balances at		Linked-Quarter Annualized % Change	Balances at	Year-over-Year % Change
(dollars in thousands)	Dec. 31, 2022	Sept. 30, 2022		Dec. 31, 2021
Loans	$29,041,605	$27,711,694	19.2%	$23,414,262	24.0%
Less: PPP loans	7,967	10,723	(102.8)%	371,118	(97.9)%
Loans excluding PPP loans	29,033,638	27,700,971	19.2%	23,043,144	26.0%
Securities and other interest-earning assets	8,123,259	8,706,453	(26.8)%	11,046,895	(26.5)%
Total interest-earning assets excluding PPP loans	$37,156,897	$36,407,424	8.2%	$34,090,039	9.0%

Core deposits:
Noninterest-bearing deposits	9,812,744	10,567,873	(28.6)%	10,461,071	(6.2)%
Interest-bearing core deposits(1)	21,488,333	20,180,944	25.9%	18,855,840	14.0%
Noncore deposits and other funding(2)	4,743,562	4,444,868	26.9%	3,452,034	37.4%
Total funding	$36,044,639	$35,193,685	9.7%	$32,768,945	10.0%
(1): Interest-bearing core deposits are interest-bearing deposits, money market accounts, time deposits less than $250,000 and reciprocating time and money market deposits issued through the IntraFi Network.
(2): Noncore deposits and other funding consists of time deposits greater than $250,000, securities sold under agreements to repurchase, public funds, brokered deposits, FHLB advances and subordinated debt.

"I am pleased to report that end-of-period loans grew $1.3 billion during the fourth quarter," Turner said. "Importantly, our deposit base also increased by $1.3 billion during the fourth quarter. We experienced a $755 million reduction in noninterest-bearing account balances during the fourth quarter of 2022 as depositors accelerated their desire for higher yields. Our relationship managers are tightly focused on both deposit acquisition and retention, and are armed with a number of specialized deposit products, including what we believe is a "best-in-class" treasury suite, that should allow us to meet our targets for both volumes and mix in 2023."

PRE-TAX, PRE-PROVISION NET REVENUE (PPNR) GROWTH:

Pre-tax, pre-provision net revenues (PPNR) for the quarter ended Dec. 31, 2022 were $199.7 million, an increase of 18.1 percent from the $169.1 million recognized in the quarter ended Dec. 31, 2021.

	Three months ended			Year ended
	Dec. 31			Dec. 31
(dollars in thousands)	2022	2021	% change	2022	2021	% change
Revenues:
Net interest income	$319,460	$238,763	33.8%	$1,129,293	$932,401	21.1%
Noninterest income	82,321	100,723	(18.3)%	416,124	395,734	5.2%
Total revenues	401,781	339,486	18.3%	1,545,417	1,328,135	16.4%
Noninterest expense	202,047	170,417	18.6%	779,999	660,104	18.2%
Pre-tax, pre-provision net revenue (PPNR)	199,734	169,069	18.1%	765,418	668,031	14.6%
Adjustments:
Investment (gains) losses on sales of securities, net	—	(393)	NM	(156)	(759)	NM
ORE expense (benefit)	179	37	NM	280	(712)	NM
Adjusted PPNR	$199,913	$168,713	18.5%	$765,542	$666,560	14.8%

•Revenue per fully diluted common share was $5.27 for the three months ended Dec. 31, 2022, compared to $5.40 for the third quarter of 2022 and $4.47 for the fourth quarter of 2021, a 17.9 percent year-over-year growth rate.
•Net interest income for the quarter ended Dec. 31, 2022 was $319.5 million, compared to $305.8 million for the third quarter of 2022 and $238.8 million for the fourth quarter of 2021, a year-over-year growth rate of 33.8 percent.

◦Revenues from PPP loans approximated $72,000 in the fourth quarter of 2022, compared to $755,000 in the third quarter of 2022 and $15.1 million in the fourth quarter of 2021. At Dec. 31, 2022, remaining unamortized fees for PPP loans were approximately $250,000.
◦Included in net interest income for the fourth quarter of 2022 was $1.2 million of discount accretion associated with fair value adjustments, compared to $1.3 million of discount accretion recognized in the third quarter of 2022 and $2.2 million in the fourth quarter of 2021. There remains $3.3 million of purchase accounting discount accretion as of Dec. 31, 2022.
•Noninterest income for the quarter ended Dec. 31, 2022 was $82.3 million, compared to $104.8 million for the third quarter of 2022 and $100.7 million for the fourth quarter of 2021, a year-over-year decline of 18.3 percent.
◦Wealth management revenues, which include investment, trust and insurance services, were $20.2 million for the fourth quarter of 2022, compared to $19.4 million for the third quarter of 2022 and $19.3 million reported for the fourth quarter of 2021, a year-over-year increase of 4.5 percent.
◦Service charges on deposit accounts were $11.1 million for the quarter ended Dec. 31, 2022, compared to $10.9 million for the quarter ended Sept. 30, 2022 and $12.7 million for the quarter ended Dec. 31, 2021. Service charge revenues were negatively impacted by changes to the firm's insufficient funds and overdraft programs implemented during the third quarter of 2022.
◦During the fourth quarter of 2022, mortgage loans sold resulted in a net $65,000 loss primarily due to reduction in the volume of mortgage loan pipelines and the resulting reduction in the pipeline's market valuation of approximately $966,000.
◦Income from the firm's investment in BHG was $21.0 million for the quarter ended Dec. 31, 2022, down from $41.3 million for the quarter ended Sept. 30, 2022 and $30.8 million for the quarter ended Dec. 31, 2021, a year-over-year decline of 31.9 percent for the quarter. Income from the firm's investment in BHG was $145.5 million for the year ended Dec. 31, 2022, a 19.0 percent increase over 2021.
▪During the fourth quarter of 2022, BHG accelerated its strategy of retaining more loans on its balance sheet, which was aided by expanding its liquidity platform through the establishment of three new borrowing facilities. These facilities, which are secured by loans on BHG's balance sheet, represent incremental funding sources to BHG. At Dec. 31, 2022, BHG had fully drawn on one of these funding sources, a $500 million facility from a U.S. asset manager which carried an annualized interest rate of 7.95 percent. As a result of drawing on this facility, BHG elected to place fewer loans though its auction platform in the fourth quarter than was previously planned at the beginning of the quarter. This compares to $446 million in fundings through its securitization platform in the third quarter of 2022.
▪Loans sold to BHG's community bank partners were approximately $600 million in the fourth quarter of 2022 compared to approximately $555 million in the third quarter of 2022 and $375 million in the fourth quarter of 2021. Loan originations decreased to $1.07 billion in the fourth quarter of 2022 compared to $1.17 billion in the third quarter of 2022, its all-time quarterly high for originations. Originations decreased in the fourth quarter primarily due to BHG electing to tighten its underwriting and thus increase the quality of its originations.
▪BHG increased its reserves for on-balance sheet loan losses to $146.9 million, or 4.59 percent of loans held for investment at Dec. 31, 2022, compared to 3.53 percent at Sept. 30, 2022. BHG also increased its accrual for losses attributable to loan substitutions and prepayments for loans previously sold through its community bank auction platform to $313.9 million, or 5.66 percent of the loans that have been previously sold and were unpaid, at Dec. 31, 2022 compared to 5.28 percent at Sept. 30, 2022.
◦Other noninterest income was $30.1 million for the quarter ended Dec. 31, 2022, compared to $31.8 million for the quarter ended Sept. 30, 2022 and $33.2 million for the quarter ended Dec. 31, 2021, a year-over-year decline of 9.6 percent.
▪Fourth quarter 2022 gains from market valuation adjustments in other equity investments were $1.5 million, compared to $725,000 in the third quarter of 2022 and $4.1 million in the fourth quarter of 2021.
•Noninterest expense for the quarter ended Dec. 31, 2022 was $202.0 million, compared to $199.3 million in the third quarter of 2022 and $170.4 million in the fourth quarter of 2021, reflecting a year-over-year increase of 18.6 percent.
◦Salaries and employee benefits were $131.8 million in the fourth quarter of 2022, compared to $129.9 million in the third quarter of 2022 and $110.0 million in the fourth quarter of 2021, reflecting a year-over-year increase of 19.8 percent.
▪Increase in headcount contributed to the growth in compensation. Total full-time equivalent associates amounted to 3,241.5 associates at Dec. 31, 2022, compared to 2,841.0 full-time equivalent associates at Dec. 31, 2021, a year-over-year increase in headcount of 14.1 percent.
▪Costs related to the firm's incentive plans were $28.5 million in the fourth quarter of 2022 compared to $30.7 million in the third quarter of 2022 and $24.2 million in the fourth quarter of 2021. The reduction in incentive costs in the fourth quarter of 2022 from the third quarter was caused by the fact that the firm did not achieve its fourth quarter PPNR targets under its annual cash incentive plan. Thus, the costs associated with the annual cash incentive award was reduced in the fourth quarter. This reduction was offset by increased headcount. Additionally, a significant portion of the firm's leadership team members' equity compensation is performance-based. After evaluation of the impact of the company's performance in the fourth quarter of 2022 on the company's full year performance against the performance metrics applicable to these performance-based equity awards, it was determined that a smaller accrual was required in the fourth quarter than the company had recorded in each of the first three quarters of 2022.
◦Noninterest expense categories, other than salaries and employee benefits, were $70.2 million in the fourth quarter of 2022, compared to $69.3 million in the third quarter of 2022 and $60.4 million in the fourth quarter of 2021, reflecting a year-over-year increase of 16.4 percent.

"Our fourth quarter 2022 PPNR results decreased by 5.5 percent from the third quarter, while full year 2022 PPNR results exceeded 2021 results by 14.6 percent," said Harold R. Carpenter, Pinnacle’s chief financial officer. "Loan growth, as well as the impact of the rising short-term rate environment, contributed to an increase of $13.7 million in net interest income in the fourth quarter of 2022 as compared to the third quarter of 2022. As to BHG, we anticipated a reduction in its fourth quarter results. Further impacting its fourth quarter results was the successful closing of three new funding sources, showcasing BHG's unique access to liquidity at a time when many asset generators are struggling to fund their growth. BHG's decision to tap into one of these funding sources contributed to fewer loans being placed on the auction platform than was originally anticipated resulting in reduced fourth quarter BHG revenues. However, by electing to hold more loans on BHG's balance sheet, this should support increased net interest income to BHG in the future.

"Total revenues increased by approximately $217.3 million between 2022 and 2021, again primarily due to loan growth and the impact of the rising short-term rate environment; however, this increase was negatively impacted by approximately $65.9 million in reduced PPP revenues in 2022 compared to 2021 and rising deposit costs. Thus, excluding PPP revenues of $15.6 million and $81.4 million, from 2022 and 2021, respectively, total revenues were up approximately 22.7 percent between the two periods. Total expenses increased by $119.9 million between 2022 and 2021, primarily due to the increased personnel costs associated with the net addition of approximately 400 associates during 2022.
"Obviously, increased wages and inflation will have a bearing on our expense run rates as we enter 2023. We have built another strong hiring plan for 2023, but we will retain the flexibility to reduce this hiring plan at any time during the year should our leadership deem it necessary. Another item that is impactful to our compensation expense is our incentive burden which would be lower should our results not achieve our 2023 cash incentive plan targets. As many investors are aware, our annual cash incentive awards are always subject to the achievement of predetermined EPS targets. Also, we have several projects and events slated for 2023 which, we could postpone or cancel to reduce our non-compensation cost for this year. We will be closely monitoring our costs and believe we have sufficient flexibility to reduce our noninterest expense run rates at any time should revenues to support these investments not materialize."

PROFITABILITY AND SOUNDNESS:

	Three months ended			Year ended
	Dec. 31, 2022	Sept. 30, 2022	Dec. 31, 2021	Dec. 31, 2022	Dec. 31, 2021
Net interest margin	3.60%	3.47%	2.96%	3.29%	3.02%
Efficiency ratio	50.29%	48.53%	50.20%	50.47%	49.70%
Return on average assets	1.29%	1.42%	1.39%	1.37%	1.43%
Return on average tangible common equity (TCE)	15.95%	17.40%	16.13%	16.65%	16.88%

	As of
	Dec. 31, 2022	Sept. 30, 2022	Dec. 31, 2021
Stockholder's equity to total assets	13.2%	13.0%	13.8%
Tangible common equity to tangible assets	8.5%	8.3%	8.8%
Book value per common share	$69.35	$67.07	$66.89
Tangible book value per common share	$44.74	$42.44	$42.55
Annualized net loan charge-offs to avg. loans (1)	0.17%	0.16%	0.14%
Nonperforming assets to total loans, ORE and other nonperforming assets (NPAs)	0.16%	0.15%	0.17%
Classified asset ratio (Pinnacle Bank) (2)	2.40%	2.60%	4.10%
Allowance for credit losses (ACL) to total loans	1.04%	1.04%	1.12%
ACL to total loans, excluding PPP	1.04%	1.04%	1.14%
(1): Annualized net loan charge-offs to average loans ratios are computed by annualizing quarterly net loan charge-offs and dividing the result by average loans for the quarter.
(2): Classified assets as a percentage of Tier 1 capital plus allowance for credit losses.

•Net interest margin was 3.60 percent for the fourth quarter of 2022, compared to 3.47 percent for the third quarter of 2022 and 2.96 percent for the fourth quarter of 2021. Net interest margin for the year ended Dec. 31, 2022 was 3.29 percent, compared to 3.02 percent for the year ended Dec. 31, 2021.
•Provision for credit losses was $24.8 million in the fourth quarter of 2022, compared to $27.5 million in the third quarter of 2022 and $2.7 million in the fourth quarter of 2021. Net charge-offs were $11.7 million for the quarter ended Dec. 31, 2022, compared to $11.0 million for the quarter ended Sept. 30, 2022 and $8.1 million for the quarter ended Dec. 31, 2021. Annualized net loan charge-offs for the fourth quarter of 2022 were 0.17 percent.

•Nonperforming assets were $46.1 million at Dec. 31, 2022, compared to $41.9 million at Sept. 30, 2022 and $40.1 million at Dec. 31, 2021, up 14.9 percent over the same quarter last year. The ratio of the allowance for credit losses to nonperforming loans at Dec. 31, 2022 was 788.8 percent, compared to 844.5 percent at Sept. 30, 2022 and 833.8 percent at Dec. 31, 2021.
•Classified assets were $104.2 million at Dec. 31, 2022, compared to $107.9 million at Sept. 30, 2022 and $151.3 million at Dec. 31, 2021, down 31.1 percent over the same quarter last year.
"We were pleased that our net interest margin increased by approximately 13 basis points during the fourth quarter," Carpenter said. "The growth of our net interest margin slowed from the prior quarter, primarily due to increased deposit costs of 74 basis points in the quarter as depositors increasingly sought a higher return for their deposit dollars and competition for deposits remained fierce. We were also pleased that our tangible book value per common share increased in the fourth quarter to $44.74 at Dec. 31, 2022.
"As to credit metrics, they were consistent with the prior quarter’s results and we believe they remain strong in comparison to historical results. Thus, we enter 2023 from a position of strength should any negative trends materialize. We believe we have some of the most experienced relationship managers and credit officers in our markets and, as a result, believe this experience and their long-tenured relationships translate into client selection practices that result in a borrower base that is better able to weather these challenging economic conditions."

BOARD OF DIRECTORS DECLARES DIVIDENDS AND AUTHORIZES SHARE REPURCHASE PLAN

On Jan. 17, 2023, Pinnacle Financial's Board of Directors approved a quarterly cash dividend of $0.22 per common share to be paid on Feb. 24, 2023 to common shareholders of record as of the close of business on Feb. 3, 2023. Additionally, the Board of Directors approved a quarterly dividend of approximately $3.8 million, or $16.88 per share (or $0.422 per depositary share), on Pinnacle Financial's 6.75 percent Series B Non-Cumulative Perpetual Preferred Stock payable on March 1, 2023 to shareholders of record at the close of business on Feb. 14, 2023. The amount and timing of any future dividend payments to both preferred and common shareholders will be subject to the approval of Pinnacle's Board of Directors.
The firm also announced that its Board of Directors has authorized a new share repurchase program for up to $125 million of the Company’s common stock to commence upon expiration of its existing share repurchase program that is set to expire on March 31, 2023. Repurchases of the Company’s common stock will be made in accordance with applicable laws and may be made at management’s discretion from time to time in the open market, through privately negotiated transactions or otherwise. The board authorized the repurchase program to remain in effect through March 31, 2024, unless the entire repurchase amount has been acquired before that date.
The share repurchase program may be extended, modified, amended, suspended or discontinued at any time at the Company’s discretion and does not commit the Company to repurchase shares of its common stock. The actual timing, number and value of the shares to be purchased under the program will be determined by the Company at its discretion and will depend on a number of factors, including the performance of the Company’s stock price, the Company’s ongoing capital planning considerations, general market and other conditions, applicable legal requirements and compliance with the terms of the Company’s outstanding indebtedness.

WEBCAST AND CONFERENCE CALL INFORMATION

Pinnacle will host a webcast and conference call at 8:30 a.m. CT on Jan. 18, 2023, to discuss fourth quarter 2022 results and other matters. To access the call for audio only, please call 1-877-209-7255. For the presentation and streaming audio, please access the webcast on the investor relations page of Pinnacle's website at www.pnfp.com.
For those unable to participate in the webcast, it will be archived on the investor relations page of Pinnacle's website at www.pnfp.com for 90 days following the presentation.
Pinnacle Financial Partners provides a full range of banking, investment, trust, mortgage and insurance products and services designed for businesses and their owners and individuals interested in a comprehensive relationship with their financial institution. The firm is the No. 1 bank in the Nashville-Murfreesboro-Franklin MSA, according to 2022 deposit data from the FDIC, is listed by Forbes among the top 25 banks in the nation and earned a spot on the 2022 list of 100 Best Companies to Work For® in the U.S., its sixth consecutive appearance. Pinnacle was also listed in Fortune magazine as the second best company to work for in the U.S. for women. American Banker recognized Pinnacle as one of America’s Best Banks to Work For nine years in a row and No. 1 among banks with more than $11 billion in assets in 2021.
Pinnacle owns a 49 percent interest in Bankers Healthcare Group (BHG), which provides innovative, hassle-free financial solutions to healthcare practitioners and other professionals. Great Place to Work and FORTUNE ranked BHG No. 4 on its 2021 list of Best Workplaces in New York State in the small/medium business category.
The firm began operations in a single location in downtown Nashville, TN in October 2000 and has since grown to approximately $42.0 billion in assets as of Dec. 31, 2022. As the second-largest bank holding company headquartered in Tennessee, Pinnacle operates in 15 primarily urban markets across the Southeast.
Additional information concerning Pinnacle, which is included in the Nasdaq Financial-100 Index, can be accessed at www.pnfp.com.
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Forward-Looking Statements
All statements, other than statements of historical fact, included in this press release, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words "expect," "anticipate," "intend," "may," "should," "plan," "believe," "seek," "estimate" and similar expressions are intended to identify such forward-looking statements, but other statements not based on historical information may also be considered forward-looking statements. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from the statements, including, but not limited to: (i) deterioration in the financial condition of borrowers of Pinnacle Bank and its subsidiaries or BHG, including as a result of the negative impact of inflationary pressures on our and BHG's customers and their businesses, resulting in significant increases in loan losses and provisions for those losses and, in the case of BHG, substitutions; (ii) fluctuations or differences in interest rates on loans or deposits from those that Pinnacle Financial is modeling or anticipating, including as a result of Pinnacle Bank's inability to better match deposit rates with the changes in the short-term rate environment, or that affect the yield curve; (iii) adverse conditions in the national or local economies including in Pinnacle Financial's markets throughout Tennessee, North Carolina, South Carolina, Georgia, Alabama, Virginia and Kentucky, particularly in commercial and residential real estate markets; (iv) the inability of Pinnacle Financial, or entities in which it has significant investments, like BHG, to maintain the long-term historical growth rate of its, or such entities', loan portfolio; (v) the ability to grow and retain low-cost core deposits and retain large, uninsured deposits, including during times when Pinnacle Bank is seeking to limit the rates it pays on deposits; (vi) changes in loan underwriting, credit review or loss reserve policies associated with economic conditions, examination conclusions, or regulatory developments; (vii) effectiveness of Pinnacle Financial's asset management activities in improving, resolving or liquidating lower-quality assets; (viii) the impact of competition with other financial institutions, including pricing pressures and the resulting impact on Pinnacle Financial’s results, including as a result of the negative impact to net interest margin from rising deposit and other funding costs; (ix) the results of regulatory examinations; (x) Pinnacle Financial's ability to identify potential candidates for, consummate, and achieve synergies from, potential future acquisitions; (xi) difficulties and delays in integrating acquired businesses or fully realizing costs savings and other benefits from acquisitions; (xii) BHG's ability to profitably grow its business and successfully execute on its business plans; (xiii) risks of expansion into new geographic or product markets; (xiv) any matter that would cause Pinnacle Financial to conclude that there was impairment of any asset, including goodwill or other intangible assets; (xv) the ineffectiveness of Pinnacle Bank's hedging strategies, or the unexpected counterparty failure or hedge failure of the underlying hedges; (xvi) reduced ability to attract additional financial advisors (or failure of such advisors to cause their clients to switch to Pinnacle Bank), to retain financial advisors (including as a result of the competitive environment for associates) or otherwise to attract customers from other financial institutions; (xvii) deterioration in the valuation of other real estate owned and increased expenses associated therewith; (xviii) inability to comply with regulatory capital requirements, including those resulting from changes to capital calculation methodologies, required capital maintenance levels or regulatory requests or directives, particularly if Pinnacle Bank's level of applicable commercial real estate loans were to exceed percentage levels of total capital in guidelines recommended by its regulators; (xix) approval of the declaration of any dividend by Pinnacle Financial's board of directors; (xx) the vulnerability of Pinnacle Bank's network and online banking portals, and the systems of parties with whom Pinnacle Bank contracts, to unauthorized access, computer viruses, phishing schemes, spam attacks, human error, natural disasters, power loss and other security breaches; (xxi) the possibility of increased compliance and operational costs as a result of increased regulatory oversight (including by the Consumer Financial Protection Bureau), including oversight of companies in which Pinnacle Financial or Pinnacle Bank have significant investments, like BHG, and the development of additional banking products for Pinnacle Bank's corporate and consumer clients; (xxii) the risks associated with Pinnacle Bank being a minority investor in BHG, including the risk that the owners of a majority of the equity interests in BHG decide to sell the company or all or a portion of their ownership interests in BHG (triggering a similar sale by Pinnacle Bank); (xxiii) changes in state and federal legislation, regulations or policies applicable to banks and other financial service providers, like BHG, including regulatory or legislative developments; (xxiv) fluctuations in the valuations of Pinnacle Financial's equity investments and the ultimate success of such investments; (xxv) the availability of and access to capital; (xxvi) adverse results (including costs, fines, reputational harm, inability to obtain necessary approvals and/or other negative effects) from current or future litigation, regulatory examinations or other legal and/or regulatory actions, including as a result of Pinnacle Bank's participation in and execution of government programs related to the COVID-19 pandemic; and (xxvii) general competitive, economic, political and market conditions. Additional factors which could affect the forward looking statements can be found in Pinnacle Financial's Annual Report on Form 10-K for the year ended December 31, 2021, and subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC and available on the SEC's website at http://www.sec.gov. Pinnacle Financial disclaims any obligation to update or revise any forward-looking statements contained in this press release, which speak only as of the date hereof, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Matters
This release contains certain non-GAAP financial measures, including, without limitation, earnings per diluted common share, PPNR, efficiency ratio and the ratio of noninterest expense to average assets, excluding in certain instances the impact of expenses related to other real estate owned, gains or losses on sale of investment securities and other matters for the accounting periods presented. This release also includes non-GAAP financial measures which exclude the impact of loans originated and forgiven and repaid under the PPP. This release may also contain certain other non-GAAP capital ratios and performance measures that exclude the impact of goodwill and core deposit intangibles associated with Pinnacle Financial's acquisitions of BNC, Avenue Bank, Magna Bank, CapitalMark Bank & Trust, Mid-America Bancshares, Inc., Cavalry Bancorp, Inc. and other acquisitions which collectively are less material to the non-GAAP measure as well as the impact of Pinnacle Financial's Series B Preferred Stock. The presentation of the non-GAAP financial information is not intended to be considered in isolation or as a substitute for any measure prepared in accordance with GAAP. Because non-GAAP financial measures presented in this release are not measurements determined in accordance with GAAP and are susceptible to varying calculations, these non-GAAP financial measures, as presented, may not be comparable to other similarly titled measures presented by other companies.

Pinnacle Financial believes that these non-GAAP financial measures facilitate making period-to-period comparisons and are meaningful indications of its operating performance. In addition, because intangible assets such as goodwill and the core deposit intangible, and the other items excluded each vary extensively from company to company, Pinnacle Financial believes that the presentation of this information allows investors to more easily compare Pinnacle Financial's results to the results of other companies. Pinnacle Financial's management utilizes this non-GAAP financial information to compare Pinnacle Financial's operating performance for 2022 versus certain periods in 2021 and to internally prepared projections.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS – UNAUDITED

(dollars in thousands, except for share and per share data)	December 31, 2022	September 30, 2022	December 31, 2021
ASSETS
Cash and noninterest-bearing due from banks	$268,649	$168,010	$188,287
Restricted cash	31,447	18,636	82,505
Interest-bearing due from banks	877,286	1,616,878	3,830,747
Cash and cash equivalents	1,177,382	1,803,524	4,101,539
Securities purchased with agreement to resell	513,276	528,999	1,000,000
Securities available-for-sale, at fair value	3,558,870	3,542,601	4,914,194
Securities held-to-maturity (fair value of $2.7 billion, $2.5 billion, and $1.2 billion, net of allowance for credit losses of $1.6 million, $1.6 million and $161 at Dec. 31, 2022, Sept. 30, 2022 and Dec. 31, 2021, respectively)	3,079,050	2,938,417	1,155,958
Consumer loans held-for-sale	42,237	45,509	45,806
Commercial loans held-for-sale	21,093	15,413	17,685
Loans	29,041,605	27,711,694	23,414,262
Less allowance for credit losses	(300,665)	(288,088)	(263,233)
Loans, net	28,740,940	27,423,606	23,151,029
Premises and equipment, net	327,885	320,273	288,182
Equity method investment	443,185	425,892	360,833
Accrued interest receivable	161,182	110,170	98,813
Goodwill	1,846,973	1,846,466	1,819,811
Core deposits and other intangible assets	34,555	35,666	33,819
Other real estate owned	7,952	7,787	8,537
Other assets	2,015,441	1,955,795	1,473,193
Total assets	$41,970,021	$41,000,118	$38,469,399
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$9,812,744	$10,567,873	$10,461,071
Interest-bearing	7,884,605	7,549,510	6,530,015
Savings and money market accounts	13,774,534	12,712,809	12,179,663
Time	3,489,355	2,859,857	2,133,784
Total deposits	34,961,238	33,690,049	31,304,533
Securities sold under agreements to repurchase	194,910	190,554	152,559
Federal Home Loan Bank advances	464,436	889,248	888,681
Subordinated debt and other borrowings	424,055	423,834	423,172
Accrued interest payable	19,478	10,202	12,504
Other liabilities	386,512	454,119	377,343
Total liabilities	36,450,629	35,658,006	33,158,792
Preferred stock, no par value, 10.0 million shares authorized; 225,000 shares non-cumulative perpetual preferred stock, Series B, liquidation preference $225.0 million, issued and outstanding at Dec. 31, 2022, Sept. 30, 2022 and Dec. 31, 2021, respectively	217,126	217,126	217,126
Common stock, par value $1.00; 180.0 million shares authorized; 76.5 million, 76.4 million and 76.1 million shares issued and outstanding at Dec. 31, 2022, Sept. 30, 2022, and Dec. 31, 2021, respectively	76,454	76,413	76,143
Additional paid-in capital	3,074,867	3,066,527	3,045,802
Retained earnings	2,341,706	2,224,736	1,864,350
Accumulated other comprehensive income (loss), net of taxes	(190,761)	(242,690)	107,186
Total stockholders' equity	5,519,392	5,342,112	5,310,607
Total liabilities and stockholders' equity	$41,970,021	$41,000,118	$38,469,399
This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME – UNAUDITED
(dollars in thousands, except for share and per share data)	Three months ended			Year ended
	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Interest income:
Loans, including fees	$387,328	$315,935	$230,026	$1,182,492	$924,043
Securities
Taxable	25,086	18,204	9,696	67,063	34,769
Tax-exempt	22,770	21,408	16,931	81,522	64,848
Federal funds sold and other	15,994	16,217	2,540	42,858	7,554
Total interest income	451,178	371,764	259,193	1,373,935	1,031,214
Interest expense:
Deposits	120,499	55,189	10,648	204,119	54,116
Securities sold under agreements to repurchase	474	182	54	794	239
FHLB advances and other borrowings	10,745	10,609	9,728	39,729	44,458
Total interest expense	131,718	65,980	20,430	244,642	98,813
Net interest income	319,460	305,784	238,763	1,129,293	932,401
Provision for credit losses	24,805	27,493	2,675	67,925	16,126
Net interest income after provision for credit losses	294,655	278,291	236,088	1,061,368	916,275
Noninterest income:
Service charges on deposit accounts	11,123	10,906	12,663	44,675	41,311
Investment services	11,765	10,780	11,081	46,441	37,917
Insurance sales commissions	2,668	2,928	2,328	12,186	10,516
Gains (losses) on mortgage loans sold, net	(65)	1,117	4,244	7,268	32,424
Investment gains on sales, net	—	217	393	156	759
Trust fees	5,767	5,706	5,926	23,511	20,724
Income from equity method investment	21,005	41,341	30,844	145,466	122,274
Other noninterest income	30,058	31,810	33,244	136,421	129,809
Total noninterest income	82,321	104,805	100,723	416,124	395,734
Noninterest expense:
Salaries and employee benefits	131,802	129,910	110,048	510,175	436,006
Equipment and occupancy	29,329	27,886	24,997	109,672	95,250
Other real estate, net	179	(90)	37	280	(712)
Marketing and other business development	7,579	4,958	4,562	21,073	12,888
Postage and supplies	2,682	2,795	2,191	10,168	8,195
Amortization of intangibles	1,937	1,951	2,057	7,810	8,518
Other noninterest expense	28,539	31,843	26,525	120,821	99,959
Total noninterest expense	202,047	199,253	170,417	779,999	660,104
Income before income taxes	174,929	183,843	166,394	697,493	651,905
Income tax expense	37,082	35,185	32,866	136,751	124,582
Net income	137,847	148,658	133,528	560,742	527,323
Preferred stock dividends	(3,798)	(3,798)	(3,798)	(15,192)	(15,192)
Net income available to common shareholders	$134,049	$144,860	$129,730	$545,550	$512,131
Per share information:
Basic net income per common share	$1.77	$1.91	$1.72	$7.20	$6.79
Diluted net income per common share	$1.76	$1.91	$1.71	$7.17	$6.75
Weighted average common shares outstanding:
Basic	75,771,828	75,761,930	75,523,052	75,735,404	75,468,339
Diluted	76,198,411	75,979,056	76,024,700	76,133,865	75,927,147
This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
(Unaudited)

(dollars and shares in thousands)	Preferred Stock Amount	Common Stock		Additional Paid-in Capital	Retained Earnings	Accumulated Other Comp. Income (Loss), net	Total Shareholders' Equity
		Shares	Amounts
Balance at December 31, 2020	$217,126	75,850	$75,850	$3,028,063	$1,407,723	$175,849	$4,904,611
Exercise of employee common stock options & related tax benefits	—	45	45	956	—	—	1,001
Preferred dividends paid ($67.52 per share)	—	—	—	—	(15,192)	—	(15,192)
Common dividends paid ($0.72 per share)	—	—	—	—	(55,504)	—	(55,504)
Issuance of restricted common shares, net of forfeitures	—	213	213	(213)	—	—	—
Restricted shares withheld for taxes & related tax benefits	—	(53)	(53)	(4,078)	—	—	(4,131)
Issuance of common stock pursuant to restricted stock unit (RSU) and performance stock unit (PSU) agreements, net of shares withheld for taxes & related tax benefits	—	88	88	(3,878)	—	—	(3,790)
Compensation expense for restricted shares & performance stock units	—	—	—	24,952	—	—	24,952
Net income	—	—	—	—	527,323	—	527,323
Other comprehensive loss	—	—	—	—	—	(68,663)	(68,663)
Balance at December 31, 2021	$217,126	76,143	$76,143	$3,045,802	$1,864,350	$107,186	$5,310,607

Balance at December 31, 2021	$217,126	76,143	$76,143	$3,045,802	$1,864,350	$107,186	$5,310,607
Exercise of employee common stock options & related tax benefits	—	16	16	312	—	—	328
Preferred dividends paid ($67.52 per share)	—	—	—	—	(15,192)	—	(15,192)
Common dividends paid ($0.88 per share)	—	—	—	—	(68,194)	—	(68,194)
Issuance of restricted common shares, net of forfeitures	—	203	203	(203)	—	—	—
Restricted shares withheld for taxes & related tax benefits	—	(51)	(51)	(4,991)	—	—	(5,042)
Issuance of common stock pursuant to RSU and PSU agreements, net of shares withheld for taxes & related tax benefits	—	143	143	(5,605)	—	—	(5,462)
Compensation expense for restricted shares & performance stock units	—	—	—	39,552	—	—	39,552
Net income	—	—	—	—	560,742	—	560,742
Other comprehensive loss	—	—	—	—	—	(297,947)	(297,947)
Balance at December 31, 2022	$217,126	76,454	$76,454	$3,074,867	$2,341,706	$(190,761)	$5,519,392

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED

(dollars in thousands)	December	September	June	March	December	September
	2022	2022	2022	2022	2021	2021
Balance sheet data, at quarter end:
Commercial and industrial loans	$10,233,395	9,738,271	9,244,708	8,213,204	7,703,428	7,079,431
Commercial real estate - owner occupied loans	3,587,257	3,426,271	3,243,018	3,124,275	3,048,822	2,954,519
Commercial real estate - investment loans	5,277,454	5,122,127	4,909,598	4,707,761	4,607,048	4,597,736
Commercial real estate - multifamily and other loans	1,265,165	1,042,854	951,998	718,822	614,656	621,471
Consumer real estate - mortgage loans	4,435,046	4,271,913	4,047,051	3,813,252	3,680,684	3,540,439
Construction and land development loans	3,679,498	3,548,970	3,386,866	3,277,029	2,903,017	3,096,961
Consumer and other loans	555,823	550,565	498,757	487,499	485,489	459,182
Paycheck protection program loans	7,967	10,723	51,100	157,180	371,118	708,722
Total loans	29,041,605	27,711,694	26,333,096	24,499,022	23,414,262	23,058,461
Allowance for credit losses	(300,665)	(288,088)	(272,483)	(261,618)	(263,233)	(268,635)
Securities	6,637,920	6,481,018	6,553,893	6,136,109	6,070,152	5,623,890
Total assets	41,970,021	41,000,118	40,121,292	39,400,378	38,469,399	36,523,936
Noninterest-bearing deposits	9,812,744	10,567,873	11,058,198	10,986,194	10,461,071	9,809,691
Total deposits	34,961,238	33,690,049	32,595,303	32,295,814	31,304,533	29,369,807
Securities sold under agreements to repurchase	194,910	190,554	199,585	219,530	152,559	148,240
FHLB advances	464,436	889,248	1,289,059	888,870	888,681	888,493
Subordinated debt and other borrowings	424,055	423,834	423,614	423,319	423,172	542,712
Total stockholders' equity	5,519,392	5,342,112	5,315,239	5,280,950	5,310,607	5,191,798
Balance sheet data, quarterly averages:
Total loans	$28,402,197	27,021,031	25,397,389	23,848,533	23,225,735	22,986,835
Securities	6,537,262	6,542,026	6,446,774	6,143,664	5,813,636	5,451,232
Federal funds sold and other	1,828,588	2,600,978	2,837,679	4,799,946	4,356,113	3,743,074
Total earning assets	36,768,047	36,164,035	34,681,842	34,792,143	33,395,484	32,181,141
Total assets	41,324,251	40,464,649	38,780,786	38,637,221	37,132,078	35,896,130
Noninterest-bearing deposits	10,486,233	10,926,069	10,803,439	10,478,403	10,240,393	9,247,382
Total deposits	34,177,281	33,108,415	31,484,100	31,538,985	30,034,026	28,739,871
Securities sold under agreements to repurchase	199,610	215,646	216,846	179,869	141,781	164,837
FHLB advances	701,813	1,010,865	1,095,531	888,746	888,559	888,369
Subordinated debt and other borrowings	427,503	426,267	427,191	441,755	484,389	586,387
Total stockholders' equity	5,433,274	5,403,244	5,316,219	5,331,405	5,262,586	5,176,625
Statement of operations data, for the three months ended:
Interest income	$451,178	371,764	292,376	258,617	259,193	260,868
Interest expense	131,718	65,980	27,802	19,142	20,430	23,325
Net interest income	319,460	305,784	264,574	239,475	238,763	237,543
Provision for credit losses	24,805	27,493	12,907	2,720	2,675	3,382
Net interest income after provision for credit losses	294,655	278,291	251,667	236,755	236,088	234,161
Noninterest income	82,321	104,805	125,502	103,496	100,723	104,095
Noninterest expense	202,047	199,253	196,038	182,661	170,417	168,851
Income before taxes	174,929	183,843	181,131	157,590	166,394	169,405
Income tax expense	37,082	35,185	36,004	28,480	32,866	32,828
Net income	137,847	148,658	145,127	129,110	133,528	136,577
Preferred stock dividends	(3,798)	(3,798)	(3,798)	(3,798)	(3,798)	(3,798)
Net income available to common shareholders	$134,049	144,860	141,329	125,312	129,730	132,779
Profitability and other ratios:
Return on avg. assets (1)	1.29%	1.42%	1.46%	1.32%	1.39%	1.47%
Return on avg. equity (1)	9.79%	10.64%	10.66%	9.53%	9.78%	10.18%
Return on avg. common equity (1)	10.20%	11.08%	11.12%	9.94%	10.20%	10.62%
Return on avg. tangible common equity (1)	15.95%	17.40%	17.62%	15.63%	16.13%	16.98%
Common stock dividend payout ratio (15)	12.26%	12.34%	12.63%	12.94%	10.65%	11.13%
Net interest margin (2)	3.60%	3.47%	3.17%	2.89%	2.96%	3.03%
Noninterest income to total revenue (3)	20.49%	25.53%	32.17%	30.18%	29.67%	30.47%
Noninterest income to avg. assets (1)	0.79%	1.03%	1.30%	1.09%	1.08%	1.15%
Noninterest exp. to avg. assets (1)	1.94%	1.95%	2.03%	1.92%	1.82%	1.87%
Efficiency ratio (4)	50.29%	48.53%	50.26%	53.26%	50.20%	49.42%
Avg. loans to avg. deposits	83.10%	81.61%	80.67%	75.62%	77.33%	79.98%
Securities to total assets	15.82%	15.81%	16.34%	15.57%	15.78%	15.40%
This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
ANALYSIS OF INTEREST INCOME AND EXPENSE, RATES AND YIELDS-UNAUDITED

(dollars in thousands)	Three months ended			Three months ended
	December 31, 2022			December 31, 2021
	Average Balances	Interest	Rates/ Yields	Average Balances	Interest	Rates/ Yields
Interest-earning assets
Loans (1) (2)	$28,402,197	$387,328	5.54%	$23,225,735	$230,026	4.04%
Securities
Taxable	3,421,072	25,086	2.91%	3,112,605	9,696	1.24%
Tax-exempt (2)	3,116,190	22,770	3.49%	2,701,031	16,931	3.04%
Interest-bearing due from banks	1,117,468	10,626	3.77%	3,481,902	1,402	0.16%
Resell agreements	521,787	3,432	2.61%	706,522	598	0.34%
Federal funds sold	—	—	—%	—	—	—%
Other	189,333	1,936	4.06%	167,689	540	1.28%
Total interest-earning assets	36,768,047	$451,178	5.02%	33,395,484	$259,193	3.20%
Nonearning assets
Intangible assets	1,881,597			1,854,963
Other nonearning assets	2,674,607			1,881,631
Total assets	$41,324,251			$37,132,078

Interest-bearing liabilities
Interest-bearing deposits:
Interest checking	7,262,128	36,808	2.01%	5,799,700	2,427	0.17%
Savings and money market	13,337,326	68,677	2.04%	11,777,899	5,153	0.17%
Time	3,091,594	15,014	1.93%	2,216,034	3,068	0.55%
Total interest-bearing deposits	23,691,048	120,499	2.02%	19,793,633	10,648	0.21%
Securities sold under agreements to repurchase	199,610	474	0.94%	141,781	54	0.15%
Federal Home Loan Bank advances	701,813	5,380	3.04%	888,559	4,558	2.04%
Subordinated debt and other borrowings	427,503	5,365	4.98%	484,389	5,170	4.23%
Total interest-bearing liabilities	25,019,974	131,718	2.09%	21,308,362	20,430	0.38%
Noninterest-bearing deposits	10,486,233	—	—	10,240,393	—	—
Total deposits and interest-bearing liabilities	35,506,207	$131,718	1.47%	31,548,755	$20,430	0.26%
Other liabilities	384,770			320,737
Stockholders' equity	5,433,274			5,262,586
Total liabilities and stockholders' equity	$41,324,251			$37,132,078
Net interest income		$319,460			$238,763
Net interest spread (3)			2.93%			2.82%
Net interest margin (4)			3.60%			2.96%

(1) Average balances of nonperforming loans are included in the above amounts.
(2) Yields computed on tax-exempt instruments on a tax equivalent basis and included $14.1 million of taxable equivalent income for the three months ended December 31, 2022 compared to $10.1 million for the three months ended December 31, 2021. The tax-exempt benefit has been reduced by the projected impact of tax-exempt income that will be disallowed pursuant to IRS Regulations as of and for the then current period presented.
(3) Yields realized on interest-bearing assets less the rates paid on interest-bearing liabilities. The net interest spread calculation excludes the impact of demand deposits. Had the impact of demand deposits been included, the net interest spread for the three months ended December 31, 2022 would have been 3.55% compared to a net interest spread of 2.94% for the three months ended December 31, 2021.
(4) Net interest margin is the result of annualized net interest income calculated on a tax equivalent basis divided by average interest-earning assets for the period.

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
ANALYSIS OF INTEREST INCOME AND EXPENSE, RATES AND YIELDS-UNAUDITED

(dollars in thousands)	Year ended			Year ended
	December 31, 2022			December 31, 2021
	Average Balances	Interest	Rates/ Yields	Average Balances	Interest	Rates/ Yields
Interest-earning assets
Loans (1) (2)	$26,182,102	$1,182,492	4.62%	$23,060,949	$924,043	4.09%
Securities
Taxable	3,405,346	67,063	1.97%	2,711,044	34,769	1.28%
Tax-exempt (2)	3,013,505	81,522	3.26%	2,534,653	64,848	3.09%
Interest-bearing due from banks	1,815,251	23,206	1.28%	3,056,555	3,853	0.13%
Resell agreements	1,010,443	14,106	1.40%	426,027	1,440	0.34%
Federal funds sold	—	—	—%	9,964	—	—%
Other	181,824	5,546	3.05%	160,066	2,261	1.41%
Total interest-earning assets	35,608,471	$1,373,935	3.98%	31,959,258	$1,031,214	3.33%
Nonearning assets
Intangible assets	1,877,870			1,858,119
Other nonearning assets	2,324,564			1,875,255
Total assets	$39,810,905			$35,692,632

Interest-bearing liabilities
Interest-bearing deposits:
Interest checking	6,737,026	63,549	0.94%	5,578,632	9,887	0.18%
Savings and money market	12,695,974	112,218	0.88%	11,437,779	22,823	0.20%
Time	2,478,629	28,352	1.14%	2,682,315	21,406	0.80%
Total interest-bearing deposits	21,911,629	204,119	0.93%	19,698,726	54,116	0.27%
Securities sold under agreements to repurchase	203,082	794	0.39%	155,888	239	0.15%
Federal Home Loan Bank advances	923,964	20,848	2.26%	899,785	18,111	2.01%
Subordinated debt and other borrowings	429,169	18,881	4.40%	604,081	26,347	4.36%
Total interest-bearing liabilities	23,467,844	244,642	1.04%	21,358,480	98,813	0.46%
Noninterest-bearing deposits	10,674,249	—	—	8,910,349	—	—
Total deposits and interest-bearing liabilities	34,142,093	$244,642	0.72%	30,268,829	$98,813	0.33%
Other liabilities	297,409			314,650
Stockholders' equity	5,371,403			5,109,153
Total liabilities and stockholders' equity	$39,810,905			$35,692,632
Net interest income		$1,129,293			$932,401
Net interest spread (3)			2.94%			2.87%
Net interest margin (4)			3.29%			3.02%

(1) Average balances of nonperforming loans are included in the above amounts.
(2) Yields computed on tax-exempt instruments on a tax equivalent basis and included $43.0 million of taxable equivalent income for the year ended December 31, 2022 compared to $33.8 million for the year ended December 31, 2021. The tax-exempt benefit has been reduced by the projected impact of tax-exempt income that will be disallowed pursuant to IRS Regulations as of and for the then current period presented.
(3) Yields realized on interest-bearing assets less the rates paid on interest-bearing liabilities. The net interest spread calculation excludes the impact of demand deposits. Had the impact of demand deposits been included, the net interest spread for the year ended December 31, 2022 would have been 3.26% compared to a net interest spread of 3.01% for the year ended December 31, 2021.
(4) Net interest margin is the result of annualized net interest income calculated on a tax equivalent basis divided by average interest-earning assets for the period.

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED

(dollars in thousands)	December	September	June	March	December	September
	2022	2022	2022	2022	2021	2021
Asset quality information and ratios:
Nonperforming assets:
Nonaccrual loans	$38,116	34,115	15,459	26,616	31,569	46,692
ORE and other nonperforming assets (NPAs)	7,952	7,787	8,237	8,437	8,537	8,415
Total nonperforming assets	$46,068	41,902	23,696	35,053	40,106	55,107
Past due loans over 90 days and still accruing interest	$4,406	6,757	3,840	1,605	1,607	1,914
Accruing troubled debt restructurings (5)	$2,193	2,228	2,279	2,317	2,354	2,397
Accruing purchase credit deteriorated loans	$8,060	8,759	9,194	12,661	13,086	12,158
Net loan charge-offs	$11,729	10,983	877	2,958	8,077	9,281
Allowance for credit losses to nonaccrual loans	788.8%	844.5%	1,762.6%	982.9%	833.8%	575.3%
As a percentage of total loans:
Past due accruing loans over 30 days	0.15%	0.13%	0.11%	0.11%	0.09%	0.09%
Potential problem loans	0.19%	0.21%	0.32%	0.41%	0.47%	0.60%
Allowance for credit losses	1.04%	1.04%	1.03%	1.07%	1.12%	1.17%
Nonperforming assets to total loans, ORE and other NPAs	0.16%	0.15%	0.09%	0.14%	0.17%	0.24%
Classified asset ratio (Pinnacle Bank) (7)	2.4%	2.6%	2.9%	3.6%	4.1%	5.6%
Annualized net loan charge-offs to avg. loans (6)	0.17%	0.16%	0.01%	0.05%	0.14%	0.16%

Interest rates and yields:
Loans	5.54%	4.73%	4.07%	3.94%	4.04%	4.13%
Securities	3.19%	2.66%	2.29%	2.12%	2.08%	2.04%
Total earning assets	5.02%	4.20%	3.49%	3.11%	3.20%	3.32%
Total deposits, including non-interest bearing	1.40%	0.66%	0.23%	0.13%	0.14%	0.17%
Securities sold under agreements to repurchase	0.94%	0.34%	0.15%	0.13%	0.15%	0.14%
FHLB advances	3.04%	2.26%	1.92%	2.04%	2.04%	2.04%
Subordinated debt and other borrowings	4.98%	4.51%	4.04%	4.00%	4.23%	4.45%
Total deposits and interest-bearing liabilities	1.47%	0.75%	0.34%	0.23%	0.26%	0.30%

Capital and other ratios (7):
Pinnacle Financial ratios:
Stockholders' equity to total assets	13.2%	13.0%	13.2%	13.4%	13.8%	14.2%
Common equity Tier one	10.0%	10.0%	10.2%	10.5%	10.9%	10.5%
Tier one risk-based	10.5%	10.7%	10.9%	11.2%	11.7%	11.3%
Total risk-based	12.4%	12.6%	12.9%	13.3%	13.8%	14.0%
Leverage	9.7%	9.7%	9.8%	9.5%	9.7%	9.3%
Tangible common equity to tangible assets	8.5%	8.3%	8.4%	8.5%	8.8%	9.0%
Pinnacle Bank ratios:
Common equity Tier one	10.9%	11.1%	11.0%	11.4%	11.9%	11.7%
Tier one risk-based	10.9%	11.1%	11.0%	11.4%	11.9%	11.7%
Total risk-based	11.6%	11.8%	11.7%	12.1%	12.6%	12.5%
Leverage	10.1%	10.1%	9.9%	9.6%	9.9%	9.7%
Construction and land development loans as a percentage of total capital (18)	85.9%	85.4%	87.4%	87.4%	79.1%	89.3%
Non-owner occupied commercial real estate and multi-family as a percentage of total capital (18)	249.6%	244.0%	250.2%	243.7%	234.1%	252.4%

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED

(dollars in thousands, except per share data)	December	September	June	March	December	September
	2022	2022	2022	2022	2021	2021

Per share data:
Earnings per common share – basic	$1.77	1.91	1.87	1.66	1.72	1.76
Earnings per common share - basic, excluding non-GAAP adjustments	$1.77	1.91	1.87	1.66	1.71	1.76
Earnings per common share – diluted	$1.76	1.91	1.86	1.65	1.71	1.75
Earnings per common share - diluted, excluding non-GAAP adjustments	$1.76	1.91	1.86	1.65	1.70	1.75
Common dividends per share	$0.22	0.22	0.22	0.22	0.18	0.18
Book value per common share at quarter end (8)	$69.35	67.07	66.74	66.30	66.89	65.36
Tangible book value per common share at quarter end (8)	$44.74	42.44	42.08	41.65	42.55	40.98
Revenue per diluted common share	$5.27	5.40	5.14	4.52	4.47	4.50
Revenue per diluted common share, excluding non-GAAP adjustments	$5.27	5.40	5.14	4.52	4.46	4.50

Investor information:
Closing sales price of common stock on last trading day of quarter	$73.40	81.10	72.31	92.08	95.50	94.08
High closing sales price of common stock during quarter	$87.81	87.66	91.42	110.41	104.72	98.00
Low closing sales price of common stock during quarter	$70.74	68.68	68.56	90.46	90.20	83.84

Closing sales price of depositary shares on last trading day of quarter	$25.35	25.33	25.19	26.72	28.21	28.14
High closing sales price of depositary shares during quarter	$25.60	26.23	26.44	28.53	28.99	29.23
Low closing sales price of depositary shares during quarter	$23.11	24.76	24.75	25.63	27.42	28.00

Other information:
Residential mortgage loan sales:
Gross loans sold	$134,514	181,139	239,736	270,793	352,342	347,664
Gross fees (9)	$3,149	3,189	6,523	5,700	10,098	11,215
Gross fees as a percentage of loans originated	2.34%	1.76%	2.72%	2.11%	2.87%	3.23%
Net gain (loss) on residential mortgage loans sold	$(65)	1,117	2,150	4,066	4,244	7,814
Investment gains (losses) on sales of securities, net (14)	$—	217	—	(61)	393	—
Brokerage account assets, at quarter end (10)	$8,049,125	7,220,405	6,761,480	7,158,939	7,187,085	6,597,152
Trust account managed assets, at quarter end	$4,560,752	4,162,639	4,207,406	4,499,911	4,720,290	4,155,510
Core deposits (11)	$31,301,077	30,748,817	30,011,444	30,398,683	29,316,911	27,170,367
Core deposits to total funding (11)	86.9%	87.4%	87.0%	89.9%	89.5%	87.8%
Risk-weighted assets	$36,216,901	35,281,315	33,366,074	31,170,258	29,349,534	27,945,624
Number of offices	123	120	119	119	118	117
Total core deposits per office	$254,480	256,240	252,197	255,451	248,448	232,225
Total assets per full-time equivalent employee	$12,948	12,875	13,052	13,186	13,541	13,188
Annualized revenues per full-time equivalent employee	$491.8	511.5	509.0	465.5	474.1	489.4
Annualized expenses per full-time equivalent employee	$247.3	248.2	255.8	247.9	238.0	241.9
Number of employees (full-time equivalent)	3,241.5	3,184.5	3,074.0	2,988.0	2,841.0	2,769.5
Associate retention rate (12)	93.8%	93.6%	93.3%	93.1%	93.4%	93.4%

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED
	Three months ended			Year ended
(dollars in thousands, except per share data)	December	September	December	December	December
	2022	2022	2021	2022	2021

Net interest income	$319,460	305,784	238,763	1,129,293	932,401

Noninterest income	82,321	104,805	100,723	416,124	395,734
Total revenues	401,781	410,589	339,486	1,545,417	1,328,135
Less: Investment (gains) losses on sales of securities, net	—	(217)	(393)	(156)	(759)
Total revenues excluding the impact of adjustments noted above	$401,781	410,372	339,093	1,545,261	1,327,376

Noninterest expense	$202,047	199,253	170,417	779,999	660,104
Less: ORE expense (benefit)	179	(90)	37	280	(712)
Noninterest expense excluding the impact of adjustments noted above	$201,868	199,343	170,380	779,719	660,816

Pre-tax income	$174,929	183,843	166,394	697,493	651,905
Provision for credit losses	24,805	27,493	2,675	67,925	16,126
Pre-tax pre-provision net revenue	199,734	211,336	169,069	765,418	668,031
Adjustments noted above	179	(307)	(356)	124	(1,471)
Adjusted pre-tax pre-provision net revenue (13)	$199,913	211,029	168,713	765,542	666,560

Noninterest income	$82,321	104,805	100,723	416,124	395,734
Less: Adjustments as noted above	—	(217)	(393)	(156)	(759)
Noninterest income excluding the impact of adjustments noted above	$82,321	104,588	100,330	415,968	394,975

Efficiency ratio (4)	50.29%	48.53%	50.20%	50.47%	49.70%
Adjustments as noted above	(0.05)%	0.05%	0.05%	(0.01)%	0.08%
Efficiency ratio (excluding adjustments noted above) (4)	50.24%	48.58%	50.25%	50.46%	49.78%

Total average assets	$41,324,251	40,464,649	37,132,078	39,810,905	35,692,632

Noninterest income to average assets (1)	0.79%	1.03%	1.08%	1.05%	1.11%
Adjustments as noted above	—%	—%	(0.01)%	(0.01)%	—%
Noninterest income (excluding adjustments noted above) to average assets (1)	0.79%	1.03%	1.07%	1.04%	1.11%

Noninterest expense to average assets (1)	1.94%	1.95%	1.82%	1.96%	1.85%
Adjustments as noted above	—%	—%	—%	—%	—%
Noninterest expense (excluding adjustments noted above) to average assets (1)	1.94%	1.95%	1.82%	1.96%	1.85%

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED
	Three months ended
(dollars in thousands, except per share data)	December	September	June	March	December	September
	2022	2022	2022	2022	2021	2021
Net income available to common shareholders	$134,049	144,860	141,329	125,312	129,730	132,779
Investment (gains) losses on sales of securities, net	—	(217)	—	61	(393)	—
ORE expense (benefit)	179	(90)	86	105	37	(79)
Tax effect on adjustments noted above (17)	(47)	80	(22)	(43)	93	21
Net income available to common shareholders excluding adjustments noted above	$134,181	144,633	141,393	125,435	129,467	132,721

Basic earnings per common share	$1.77	1.91	1.87	1.66	1.72	1.76
Adjustment due to investment (gains) losses on sales of securities, net	—	—	—	—	(0.01)	—
Adjustment due to ORE expense (benefit)	—	—	—	—	—	—
Adjustment due to tax effect on adjustments noted above (17)	—	—	—	—	—	—
Basic earnings per common share excluding adjustments noted above	$1.77	1.91	1.87	1.66	1.71	1.76

Diluted earnings per common share	$1.76	1.91	1.86	1.65	1.71	1.75
Adjustment due to investment (gains) losses on sales of securities, net	—	—	—	—	(0.01)	—
Adjustment due to ORE expense (benefit)	—	—	—	—	—	—
Adjustment due to tax effect on adjustments noted above (17)	—	—	—	—	—	—
Diluted earnings per common share excluding the adjustments noted above	$1.76	1.91	1.86	1.65	1.70	1.75

Revenue per diluted common share	$5.27	5.40	5.14	4.52	4.47	4.50
Adjustments as noted above	—	—	—	—	(0.01)	—
Revenue per diluted common share excluding adjustments noted above	$5.27	5.40	5.14	4.52	4.46	4.50

Book value per common share at quarter end (8)	$69.35	67.07	66.74	66.30	66.89	65.36
Adjustment due to goodwill, core deposit and other intangible assets	(24.61)	(24.63)	(24.66)	(24.65)	(24.34)	(24.38)
Tangible book value per common share at quarter end (8)	$44.74	42.44	42.08	41.65	42.55	40.98

Paycheck Protection Program (PPP)
PPP net interest income	$72	755	4,060	10,690	15,131	20,420
Income tax expense at statutory rates (17)	19	197	1,061	2,794	3,955	5,338
Earnings attributable to PPP	53	558	2,999	7,896	11,176	15,082

Basic earnings per common share attributable to PPP	$—	0.01	0.04	0.10	0.15	0.20
Diluted earnings per common share attributable to PPP	$—	0.01	0.04	0.10	0.15	0.20

Equity method investment (16)
Fee income from BHG, net of amortization	$21,005	41,341	49,465	33,655	30,844	30,409
Funding cost to support investment	4,586	3,891	1,998	666	388	379
Pre-tax impact of BHG	16,419	37,450	47,467	32,989	30,456	30,030
Income tax expense at statutory rates (17)	4,292	9,789	12,408	8,623	7,961	7,850
Earnings attributable to BHG	$12,127	27,661	35,059	24,366	22,495	22,180

Basic earnings per common share attributable to BHG	$0.16	0.37	0.46	0.32	0.30	0.29
Diluted earnings per common share attributable to BHG	$0.16	0.36	0.46	0.32	0.30	0.29

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED
	Year ended
(dollars in thousands, except per share data)	December 31,
	2022	2021
Net income available to common shareholders	$545,550	512,131
Investment (gains) losses on sales of securities, net	(156)	(759)
ORE expense (benefit)	280	(712)
Tax effect on adjustments noted above (17)	(32)	385
Net income available to common shareholders excluding adjustments noted above	$545,642	511,045

Basic earnings per common share	$7.20	6.79
Adjustment due to investment (gains) losses on sales of securities, net	—	(0.01)
Adjustment due to ORE expense (benefit)	—	(0.01)
Adjustment due to tax effect on adjustments noted above (17)	—	—
Basic earnings per common share excluding adjustments noted above	$7.20	6.77

Diluted earnings per common share	7.17	6.75
Adjustment due to investment (gains) losses on sales of securities, net	—	(0.01)
Adjustment due to ORE expense (benefit)	—	(0.01)
Adjustment due to tax effect on adjustments noted above (17)	—	—
Diluted earnings per common share excluding the adjustments noted above	$7.17	6.73

Revenue per diluted common share	$20.30	17.49
Adjustments as noted above	—	(0.01)
Revenue per diluted common share excluding adjustments noted above	$20.30	17.48

Paycheck Protection Program (PPP)
PPP net interest income	15,577	81,431
Income tax expense at statutory rates (17)	4,072	21,286
Earnings attributable to PPP	$11,505	60,145

Basic earnings per common share attributable to PPP	$0.15	0.80
Diluted earnings per common share attributable to PPP	$0.15	0.79

Equity method investment (16)
Fee income from BHG, net of amortization	$145,466	122,274
Funding cost to support investment	11,141	3,202
Pre-tax impact of BHG	134,325	119,072
Income tax expense at statutory rates (17)	35,113	31,125
Earnings attributable to BHG	$99,212	87,947

Basic earnings per common share attributable to BHG	$1.31	1.17
Diluted earnings per common share attributable to BHG	$1.30	1.16

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED
	Three months ended			Year ended
(dollars in thousands, except per share data)	December	September	December	December	December
	2022	2022	2021	2022	2021

Return on average assets (1)	1.29%	1.42%	1.39%	1.37%	1.43%
Adjustments as noted above	—%	—%	(0.01)%	—%	—%
Return on average assets excluding adjustments noted above (1)	1.29%	1.42%	1.38%	1.37%	1.43%

Tangible assets:
Total assets	$41,970,021	41,000,118	38,469,399	$41,970,021	38,469,399
Less: Goodwill	(1,846,973)	(1,846,466)	(1,819,811)	(1,846,973)	(1,819,811)
Core deposit and other intangible assets	(34,555)	(35,666)	(33,819)	(34,555)	(33,819)
Net tangible assets	$40,088,493	39,117,986	36,615,769	$40,088,493	36,615,769

Tangible common equity:
Total stockholders' equity	$5,519,392	5,342,112	5,310,607	$5,519,392	5,310,607
Less: Preferred stockholders' equity	(217,126)	(217,126)	(217,126)	(217,126)	(217,126)
Total common stockholders' equity	5,302,266	5,124,986	5,093,481	5,302,266	5,093,481
Less: Goodwill	(1,846,973)	(1,846,466)	(1,819,811)	(1,846,973)	(1,819,811)
Core deposit and other intangible assets	(34,555)	(35,666)	(33,819)	(34,555)	(33,819)
Net tangible common equity	$3,420,738	3,242,854	3,239,851	$3,420,738	3,239,851

Ratio of tangible common equity to tangible assets	8.53%	8.29%	8.85%	8.53%	8.85%

Average tangible assets:
Average assets	$41,324,251	40,464,649	37,132,078	$39,810,905	35,692,632
Less: Average goodwill	(1,846,471)	(1,846,466)	(1,819,811)	(1,843,708)	(1,819,811)
Average core deposit and other intangible assets	(35,126)	(36,884)	(35,152)	(34,162)	(38,308)
Net average tangible assets	$39,442,654	38,581,299	35,277,115	$37,933,035	33,834,513

Return on average assets (1)	1.29%	1.42%	1.39%	1.37%	1.43%
Adjustment due to goodwill, core deposit and other intangible assets	0.06%	0.07%	0.07%	0.07%	0.08%
Return on average tangible assets (1)	1.35%	1.49%	1.46%	1.44%	1.51%
Adjustments as noted above	—%	—%	—%	—%	—%
Return on average tangible assets excluding adjustments noted above (1)	1.35%	1.49%	1.46%	1.44%	1.51%

Average tangible common equity:
Average stockholders' equity	$5,433,274	5,403,244	5,262,586	$5,371,403	5,109,153
Less: Average preferred equity	(217,126)	(217,126)	(217,126)	(217,126)	(217,126)
Average common equity	5,216,148	5,186,118	5,045,460	5,154,277	4,892,027
Less: Average goodwill	(1,846,471)	(1,846,466)	(1,819,811)	(1,843,708)	(1,819,811)
Average core deposit and other intangible assets	(35,126)	(36,884)	(35,152)	(34,162)	(38,308)
Net average tangible common equity	$3,334,551	3,302,768	3,190,497	$3,276,407	3,033,908

Return on average equity (1)	9.79%	10.64%	9.78%	10.16%	10.02%
Adjustment due to average preferred stockholders' equity	0.41%	0.44%	0.42%	0.42%	0.45%
Return on average common equity (1)	10.20%	11.08%	10.20%	10.58%	10.47%
Adjustment due to goodwill, core deposit and other intangible assets	5.75%	6.32%	5.93%	6.07%	6.41%
Return on average tangible common equity (1)	15.95%	17.40%	16.13%	16.65%	16.88%
Adjustments as noted above	0.01%	(0.03)%	(0.03)%	—%	(0.04)%
Return on average tangible common equity excluding adjustments noted above (1)	15.96%	17.37%	16.10%	16.65%	16.84%

Allowance for credit losses on loans as a percent of total loans	1.04%	1.04%	1.12%	1.04%	1.12%
Impact of excluding PPP loans from total loans	—%	—%	0.02%	—%	0.02%
Allowance as adjusted for the above exclusion of PPP loans from total loans	1.04%	1.04%	1.14%	1.04%	1.14%

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED

1. Ratios are presented on an annualized basis.
2. Net interest margin is the result of net interest income on a tax equivalent basis divided by average interest earning assets.
3. Total revenue is equal to the sum of net interest income and noninterest income.
4. Efficiency ratios are calculated by dividing noninterest expense by the sum of net interest income and noninterest income.
5. Troubled debt restructurings include loans where the Company, as a result of the borrower's financial difficulties, has granted a credit concession to the borrower (i.e., interest only payments for a significant period of time, extending the maturity of the loan, etc.). All of these loans continue to accrue interest at the contractual rate. Troubled debt restructurings do not include, beginning with the quarter ended March 31, 2020, loans for which the Company has granted a deferral of interest and/or principal or other modification pursuant to the guidance issued by the FDIC providing for relief under the Coronavirus Aid, Relief and Economic Security Act.
6. Annualized net loan charge-offs to average loans ratios are computed by annualizing quarter-to-date net loan charge-offs and dividing the result by average loans for the quarter-to-date period.
7. Capital ratios are calculated using regulatory reporting regulations enacted for such period and are defined as follows:
Equity to total assets – End of period total stockholders' equity as a percentage of end of period assets.
Tangible common equity to tangible assets - End of period total stockholders' equity less end of period preferred stock, goodwill, core deposit and other intangibles as a percentage of end of period assets less end of period goodwill, core deposit and other intangibles.
Leverage – Tier I capital (pursuant to risk-based capital guidelines) as a percentage of adjusted average assets.
Tier I risk-based – Tier I capital (pursuant to risk-based capital guidelines) as a percentage of total risk-weighted assets.
Total risk-based – Total capital (pursuant to risk-based capital guidelines) as a percentage of total risk-weighted assets.
Classified asset - Classified assets as a percentage of Tier 1 capital plus allowance for credit losses.
Tier I common equity to risk weighted assets - Tier 1 capital (pursuant to risk-based capital guidelines) less the amount of any preferred stock or subordinated indebtedness that is considered as a component of Tier 1 capital as a percentage of total risk-weighted assets.
8. Book value per common share computed by dividing total common stockholders' equity by common shares outstanding. Tangible book value per common share computed by dividing total common stockholders' equity, less goodwill, core deposit and other intangibles by common shares outstanding.
9. Amounts are included in the statement of operations in "Gains on mortgage loans sold, net", net of commissions paid on such amounts.
10. At fair value, based on information obtained from Pinnacle's third party broker/dealer for non-FDIC insured financial products and services.
11. Core deposits include all transaction deposit accounts, money market and savings accounts and all certificates of deposit issued in a denomination of less than $250,000. The ratio noted above represents total core deposits divided by total funding, which includes total deposits, FHLB advances, securities sold under agreements to repurchase, subordinated indebtedness and all other interest-bearing liabilities.
12. Associate retention rate is computed by dividing the number of associates employed at quarter end less the number of associates that have resigned in the last 12 months by the number of associates employed at quarter end. Associate retention rate does not include associates at acquired institutions displaced by merger.
13. Adjusted pre-tax, pre-provision net revenue excludes the impact of ORE expenses and income and investment gains and losses on sales of securities.
14. Represents investment gains (losses) on sales and impairments, net occurring as a result of gains or losses incurred as the result of a change in management's intention to sell a bond prior to the recovery of its amortized cost basis.
15. The dividend payout ratio is calculated as the sum of the annualized dividend rate for dividends paid on common shares divided by the trailing 12-months fully diluted earnings per common share as of the dividend declaration date.
16. Earnings from equity method investment includes the impact of the issuance of subordinated debt as well as the funding costs of the overall franchise. Income tax expense is calculated using statutory tax rates.
17. Tax effect calculated using the blended statutory rate of 26.14 percent.
18. Calculated using the same guidelines as are used in the Federal Financial Institutions Examination Council's Uniform Bank Performance Report.